DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUNDS
-Dreyfus Institutional Preferred Money Market Fund
Rule 18f-3 Plan
Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.
Dreyfus Institutional Preferred Money Market Funds (the "Trust"), on behalf of Dreyfus Institutional Preferred Money Market Fund (the "Fund"), desires to offer multiple classes in accordance with Rule 18f-3, and the Trust's Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), has determined that the following plan is in the best interests of each class individually and the Fund as a whole:
1.     Class Designation:  Fund shares shall be divided into Administrative shares, Hamilton shares, Institutional shares and Participant shares.
2.     Differences in Services:  The services offered to shareholders of each Class shall be substantially the same, except for certain services provided to holders of Administrative shares, Hamilton shares and Participant shares pursuant to a Service Plan.
3.     Differences in Distribution Arrangements:  Each Class of shares shall be offered at net asset value as described in the Fund's prospectuses.  No Class shall be subject to any front-end or contingent deferred sales charges.
Administrative shares, Hamilton shares and Participant shares shall be subject to an annual distribution and service fee at the rate set forth on Schedule A attached hereto, pursuant to a Service Plan adopted in accordance with Rule 12b-1 under the 1940 Act.
4.     Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under the Service Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; (e) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (f) Board members' fees incurred as a result of issues relating to a specific Class.
5.     Conversion Features:  No Class shall be subject to any automatic conversion feature.  Shares of one Class of the Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.
6.     Exchange Privileges:  Shares of a Class shall be exchangeable only for (a) any class of shares of the investment companies listed on Schedule B attached hereto and (b) shares of certain other investment companies specified from time to time.

Dated:                    November 30, 2007

Amended:             April 7, 2016

SCHEDULE A

Name of Class	Fee as a Percentage of the Average Daily Net Assets of the Class

Administrative shares	.12%

Hamilton shares	.06%

Participant shares	.45%

SCHEDULE B

Dreyfus Institutional Cash Advantage Fund
Dreyfus Institutional Preferred Government Money Market Fund
Dreyfus Institutional Preferred Treasury Securities Money Market Fund
Dreyfus Institutional Treasury and Agency Cash Advantage Fund
Dreyfus Institutional Treasury Securities Cash Advantage Fund
Dreyfus California AMT-Free Municipal Cash Management
Dreyfus Cash Management
Dreyfus Government Cash Management
Dreyfus Government Securities Cash Management
Dreyfus Municipal Cash Management Plus
Dreyfus New York Municipal Cash Management
Dreyfus Tax Exempt Cash Management
Dreyfus Treasury & Agency Cash Management
Dreyfus Treasury Securities Cash Management
Dreyfus Ultra Short Income Fund

Revised as of:   April 15, 2016